Exhibit 99.1

SHARE PURCHASE AGREEMENT

dated as of January 18, 2018,

between

HUNT COMPANIES EQUITY HOLDINGS, LLC

and

XL INVESTMENTS LTD

i

ii

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated as of January 18, 2018 (this “Agreement”), is made and entered into by and between Hunt Companies Equity Holdings, LLC, a Delaware limited liability company (the “Buyer”), and XL Investments Ltd, a Bermuda limited liability company (the “Seller”).

RECITALS

WHEREAS, the Seller is the record owner of 4,041,045 shares of common stock, par value $0.01 per share (“Common Stock”), of Five Oaks Investment Corp., a Maryland corporation (the “Company”);

WHEREAS, the Seller is the holder of warrants to purchase 3,753,492 shares of Common Stock (“Warrants”) pursuant to that certain Warrant to Purchase the Designated Number of Shares of Common Stock of the Company, dated as of September 29, 2012, by and between the Seller and the Company, as amended and restated on August 18, 2014 (as further amended, restated supplemented or otherwise modified from time to time, the “Warrant Agreement”);

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, 710,495 shares (the “Shares”) of Common Stock, subject to the terms and conditions of this Agreement (the “Purchase”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, the Seller and the Company have entered into a Warrant Termination Agreement (the “Warrant Termination Agreement”), pursuant to which the Seller and the Company have agreed to irrevocably cancel all of the Warrants and terminate the Warrant Agreement, effective as of the Closing.

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and upon the terms and subject to the conditions hereof, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF THE SHARES

Section 1.01 Purchase and Cancellation. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), (a) the Seller shall sell, assign, transfer, convey and deliver, or cause the sale, assignment, transfer, conveyance and delivery, to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, free and clear of all pledges, liens, adverse claims, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) other than restrictions on transfer under (A) applicable federal and state securities laws and (B) the Charter or any Liens created by or through the Buyer (or its designee (collectively, “Permitted Liens”), the Shares, and (b) the Seller shall enter into the Warrant Termination Agreement with the Company to irrevocably agree to cancel all of the Warrants owned or held by the Seller or any of its Affiliates and to terminate the Warrant Agreement, in exchange for an aggregate payment in cash equal to $3,389,061.15 (the “Purchase Price”). For the avoidance of doubt, the Purchase Price shall be final and binding and shall not be subject to adjustment.

Section 1.02 Closing. The closing of the Purchase and the other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Paul, Weiss, Rifkind, Wharton and Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019. The Closing shall take place simultaneously with the execution and delivery of this Agreement on the date hereof unless another place or time is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to as the “Closing Date”. At the Closing, (i) the Seller shall deliver or cause to be delivered to the Buyer (A) a stock power evidencing the irrevocable transfer of all right, title and interest in and to the Shares, in form and substance reasonably satisfactory to Buyer and duly executed by the Seller and (B) the Warrant Termination Agreement, in form and substance reasonably satisfactory to Buyer and duly executed by the Seller and the Company, and (ii) the Buyer shall pay to the Seller the Purchase Price in cash by wire transfer of immediately available funds in accordance with the written wire transfer instructions provided by the Seller to the Buyer on or prior to the date hereof. As promptly as practicable following the Closing, the Seller shall deliver to American Stock Transfer and Trust Company (“AST”) the “Transfer of Ownership with W-9 Form” as provided by AST with medallion signature guarantee, in order to evidence the transfer of the Shares on the books of the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby makes the following representations and warranties to the Buyer, each of which is true and correct on the date hereof:

Section 2.01 Organization and Power. The Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of Bermuda, and has the full power and authority to carry on its business as now conducted and to own its assets.

Section 2.02 Authority. The Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Purchase.

Section 2.03 Title to Shares and Absence of Other Agreements.

(a) The Seller has good and valid title to, and is the sole record owner of, the Shares, free and clear of all Liens, other than Permitted Liens.

(b) Except for this Agreement, the Warrant Termination Agreement and the Registration Rights Agreement, there are no outstanding Contracts between the Seller or any of its Affiliates, on the one hand, and any other Person, on the other hand, with respect to the acquisition, disposition, transfer, registration or voting of or any other matters in any way pertaining or relating to, or any other restrictions on, any of the Shares or the Warrants.

Section 2.04 Ownership. Schedule I hereto sets forth a true and complete list of the amount and type of all Equity Interests of the Company or any of its subsidiaries owned beneficially or of record by the Seller or any of its Affiliates (a) as of the date hereof and (b) as of immediately following the Closing.

Section 2.05 Warrants. The Seller has provided a true and complete copy of the Warrant Termination Agreement to Buyer, and the Warrant Termination Agreement, upon its execution, will be valid, enforceable, and in full force and effect.

Section 2.06 No Liens. Upon update of the books and records of the Company to reflect the Purchase, the Buyer will acquire good and valid title to the Shares, free and clear of all Liens, other than any Permitted Liens.

Section 2.07 Enforceability. This Agreement has been duly and validly executed and delivered by the Seller and, assuming the due execution and delivery thereof by the Buyer, is, and will be, a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and by general principles of equity.

Section 2.08 No Conflicts. The execution and delivery of this Agreement by the Seller and the performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

(a) conflict with or violate its organizational documents;

(b) require any consent, approval, order or authorization of or other action by any Governmental Entity or any registration, qualification, declaration or filing (other than any filings required to be made with the SEC under the Securities Act or the Exchange Act) with or without notice to any Governmental Entity, in each case, on the part of or with respect to the Seller, the absence or omission of which would, either individually or in the aggregate, materially delay or have a material adverse effect on the Seller’s ability to consummate the transactions contemplated hereby; provided, however, that no representation or warranty is made with respect to any of the foregoing which the Seller may be required to obtain, give or make as a result of any facts that specifically relate to the Buyer or any of its Affiliates;

(c) require, on the part of the Seller, any consent by or approval of or notice to any other Person (other than a Governmental Entity), the absence or omission of which would, either individually or in the aggregate, materially delay or have a material adverse effect on the Seller’s ability to consummate the transactions contemplated hereby; or

(d) result (with or without notice, lapse of time or otherwise) in a breach of the terms or conditions of, a default under, a conflict with, or the acceleration of (or the creation in any Person of any right to cause the acceleration of) any performance of any obligation or any increase in any payment required by, or the termination, suspension, modification, impairment or forfeiture (or the creation in any Person of any right to cause the termination, suspension, modification, impairment or forfeiture) (any such breach, default, conflict, acceleration, increase, termination, suspension, modification, impairment or forfeiture, a “Violation”) of any material rights or privileges of the Seller under (x) any Contract or any Order to which the Seller is a party or by or to which the Seller, its properties, assets or any of the Shares or the Warrants are subject, bound or affected or (y) any applicable Law, assuming all consents or approvals required applicable to the transactions contemplated hereby shall have been granted, in each case, other than any such Violations as would not, either individually or in the aggregate, materially delay or have a material adverse effect on the Seller’s ability to consummate the transactions contemplated hereby.

Section 2.09 No Proceedings. There is no Proceeding pending or, to the Seller’s knowledge, threatened, against the Seller or any of its Affiliates relating to the Shares, the Warrants or the transactions contemplated by this Agreement.

Section 2.10 Seller Non-Public Information. The Seller acknowledges that it is a sophisticated investor engaged in the business of assessing and assuming investment risks with respect to securities and that Buyer is entering into this Agreement with Seller in reliance on this acknowledgment and with Seller’s acknowledgment and agreement that Buyer is privy to material non-public information regarding the Seller and the Company (collectively, the “Seller Non-Public Information”), which Seller Non-Public Information may be material to a reasonable investor, such as the Seller, when making investment disposition decisions, including the decision to enter into this Agreement, and the Seller’s decision to enter into this Agreement is being made with full recognition and acknowledgment that the Buyer is privy to the Seller Non-Public Information, irrespective of whether such Seller Non-Public Information has been provided to Seller. The Seller hereby waives any claim, or potential claim, it has or may have against the Buyer relating to Buyer’s possession of Seller Non-Public Information.

Section 2.11 No Finder’s Fees. The Seller is not bound by or subject to any Contract with any Person which will result in the Buyer being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby makes the following representations and warranties to the Seller, each of which is true and correct on the date hereof:

Section 3.01 Organization and Power. The Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full power and authority to carry on its business as now conducted and to own its assets.

Section 3.02 Authority. The Buyer has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including the Purchase.

Section 3.03 Enforceability. This Agreement has been duly and validly executed and delivered by the Buyer and, assuming the due execution and delivery thereof by the Seller, is, and will be, a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting the rights of creditors generally and by general principles of equity.

Section 3.04 No Conflicts. The execution and delivery of this Agreement by the Buyer and the performance by the Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

(a) conflict with or violate its organizational documents;

(b) require any consent, approval, order or authorization of or other action by any Governmental Entity or any registration, qualification, declaration or filing (other than any filings required to be made with the SEC under the Securities Act or the Exchange Act) with or without notice to any Governmental Entity, in each case, on the part of or with respect to the Buyer, the absence or omission of which would, either individually or in the aggregate, materially delay or have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby; provided, however, that no representation or warranty is made with respect to any of the foregoing which the Buyer may be required to obtain, give or make as a result of any facts that specifically relate to the Seller or any of its Affiliates;

(c) require, on the part of the Buyer, any consent by or approval of or notice to any other Person (other than a Governmental Entity), the absence or omission of which would, either individually or in the aggregate, materially delay or have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby; or

(d) result (with or without notice, lapse of time or otherwise) in a Violation of any material rights or privileges of the Buyer under (x) any Contract or any Order to which the Buyer is a party or by or to which the Buyer, its properties or its assets are subject, bound or affected or (y) any applicable Law, assuming all consents or approvals required applicable to the transactions contemplated hereby shall have been granted, in each case, other than any such Violations as would not, either individually or in the aggregate, have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.

Section 3.05 No Proceedings. There is no Proceeding pending or, to the Buyer’s knowledge, threatened, against the Buyer relating to the transactions contemplated by this Agreement.

Section 3.06 Sufficiency of Funds. The Buyer has sufficient and legally available funds in an amount necessary to consummate the Purchase.

Section 3.07 No Finder’s Fees. The Buyer is not bound by or subject to any Contract with any Person which will result in the Seller being obligated to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

Section 3.08 Buyer Non-Public Information. The Buyer acknowledges that it is a sophisticated investor engaged in the business of assessing and assuming investment risks with respect to securities and that Seller is entering into this Agreement with Buyer in reliance on this acknowledgment and with Buyer’s acknowledgment and agreement that Seller is privy to material non-public information regarding the Buyer and the Company (collectively, the “Buyer Non-Public Information”), which Buyer Non-Public Information may be material to a reasonable investor, such as the Buyer, when making investment acquisition decisions, including the decision to enter into this Agreement, and the Buyer’s decision to enter into this Agreement is being made with full recognition and acknowledgment that the Seller is privy to the Buyer Non-Public Information, irrespective of whether such Buyer Non-Public Information has been provided to Buyer. The Buyer hereby waives any claim, or potential claim, it has or may have against the Seller relating to Seller’s possession of Buyer Non-Public Information.

Section 3.09 Sophistication of Buyer; Purchase for Investment. The Buyer has such knowledge and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of making its investment decision regarding the Purchase and of making an informed investment decision. In entering into this Agreement, the Buyer has consulted with its own advisors and has relied solely upon its own investigation and analysis, without relying upon the Seller except to the extent specified in this Agreement. The Buyer is acquiring the Shares for its own account, for investment only, and not with a view to, or for sale in connection with, any distribution thereof as defined under the Securities Act.

Section 3.10 Acknowledgement; Value of Shares. The Buyer acknowledges and confirms that it is aware that the Seller is not making any representation or warranty to the Buyer whatsoever with respect to the business, condition (financial or otherwise), properties, prospects, creditworthiness, status or affairs of the Company, or with respect to the value of the Shares.

ARTICLE IV

INDEMNIFICATION

Section 4.01 Indemnification.

(a) From and after the Closing, the Seller shall indemnify the Buyer and its Affiliates and their respective officers, directors, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses based upon, resulting from, arising out of or otherwise in respect of the following:

(i) any breach of any representation or warranty made by the Seller contained in this Agreement; or

(ii) any breach or non-performance of any covenant or agreement made by the Seller in this Agreement.

(b) From and after the Closing, the Buyer shall indemnify the Seller and its Affiliates and their respective officers, directors, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Losses, based upon, resulting from, arising out of or otherwise in respect of the following:

(i) any breach of any representation or warranty made by the Buyer contained in this Agreement; or

(ii) any breach or non-performance of any covenant or agreement made by the Buyer in this Agreement.

(c) The aggregate amount of all Losses for which the Buyer or the Seller shall be liable pursuant to this Section 4.01 shall not exceed the Purchase Price.

Section 4.02 Notice of Indemnification Claims.

(a) Claim Notices. A Buyer Indemnified Party or a Seller Indemnified Party (as applicable, the “Indemnified Party”) shall give notice (any such notice, a “Claim Notice”) of any matter which an Indemnified Party has determined has given, or would give rise to, a right of indemnification under this Agreement by delivering notice to the Seller or Buyer (as applicable, the “Indemnifying Party”) setting forth in reasonable detail such claim and, to the extent then known by the Indemnified Party, an estimate of the Losses; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been prejudiced as a result of such failure.

(b) Objections by the Indemnifying Party. The Indemnifying Party may object to a claim for indemnification by delivering notice of such objection to the Indemnified Party within thirty (30) days of receipt of a Claim Notice, setting forth in reasonable detail the nature of the objections to such claim for indemnification. In the event the Indemnifying Party does not object to the indemnification claim within such thirty (30) day period, the failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in the Claim Notice, and in such event, the Indemnifying Party shall make the indemnification payment to the Indemnified Party within thirty (30) days of receipt of the Claim Notice.

(c) Resolution of Conflicts. In the event of a disputed indemnification claim, the Indemnifying Party and the Indemnified Party shall negotiate in good faith for thirty (30) days to resolve the dispute with respect to such indemnification claim. If the Indemnifying Party and the Indemnified Party fail to reach an agreement with respect to such disputed claim within such thirty (30) day period, then either the Indemnifying Party or the Indemnified Party may pursue such dispute in accordance with Section 6.06.

(d) Third-Party Claims. In the event the Indemnified Party becomes aware of a third-party claim (a “Third-Party Claim”) that the Indemnified Party believes may result in a claim for indemnification hereunder, the Indemnifying Party shall have the right in its sole discretion to assume and conduct the defense of, and to settle, any such claim; provided that, no settlement or compromise of any such claim shall be made without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed, and which consent shall be deemed to have been given unless the Indemnified Party shall have objected within ten (10) days after a written request for such consent by the Indemnifying Party).

ARTICLE V

DEFINITIONS; INTERPRETATION

Section 5.01 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Affiliate” means, with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning set forth in the Preamble.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 4.01(a).

“Buyer Non-Public Information” has the meaning set forth in Section 3.08.

“Charter” means the Articles of Amendment and Restatement of the Company, filed with the SEC on May 3, 2013.

“Claim Notice” has the meaning set forth in Section 4.02(a).

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Recitals.

“Contract” means any contract, subcontract, indenture, note, bond, lease, license, commitment, instrument or other agreement, arrangement or understanding of any kind, whether written or oral.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Governmental Entity” means any United States or foreign federal, state, commonwealth or other governmental, regulatory or administrative, department, board, bureau, authority, agency, division, instrumentality or commission, or any court of any of the same.

“Indemnified Party” has the meaning set forth in Section 4.02(a).

“Indemnifying Party” has the meaning set forth in Section 4.02(a).

“Law” means any law, statute, regulation, ordinance, rule, code, order or governmental requirement enacted, promulgated or imposed by any Governmental Entity.

“Liens” has the meaning set forth in Section 1.01.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Entity or other third party.

“Seller Non-Public Information” has the meaning set forth in Section 2.10.

“Order” means any judgment, decree, determination, award, writ, stipulation, agreement, lawsuit, claim, action, proceeding, investigation, injunction, settlement or order by or before any Governmental Entity.

“Permitted Liens” has the meaning set forth in Section 1.01.

“Person” means any natural person, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

“Proceeding” means any action, suit, investigation or proceeding, governmental, regulatory or otherwise.

“Purchase” has the meaning set forth in the Recitals.

“Purchase Price” has the meaning set forth in Section 1.01.

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement by and among the Company, the Seller and each other party thereto (including XL Global Inc. by subsequent joinder dated as of April 23, 2014), dated as of December 18, 2012.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 4.01(b).

“Shares” has the meaning set forth in the Recitals.

“Stock Price” has the meaning set forth in Section 3.10.

“Third-Party Claim” has the meaning set forth in Section 4.02(d).

“Violation” has the meaning set forth in Section 2.08(d).

“Warrant Agreement” has the meaning set forth in the Recitals.

“Warrant Termination Agreement” has the meaning set forth in the Recitals.

“Warrants” has the meaning set forth in the Recitals.

Section 5.02 Interpretation. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any terms used in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “or” shall not be exclusive. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to January 18, 2018. Unless the context requires otherwise (i) any definition of or reference to any Contract, instrument or other document or any Law herein shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.01 Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by E-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Buyer, to:

Hunt Companies Equity Holdings, LLC
230 Park Avenue
19th Floor
New York, NY 10169
Attention:	Mustafa Haque, Assistant General Counsel
Email:	Mustafa.Haque@huntcompanies.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:	Ross A. Fieldston, Esq.
Fax:	(212) 492-0075
Email:	rfieldston@paulweiss.com

(b) if to the Seller, to:

O’Hara House
One Bermudiana Road
Hamilton, HM08
Bermuda
Attention:	Corporate Secretary
Email:	Christopher.Brough@xlcatlin.com

with copies to:

c/o XL Group Investments LLC
200 Liberty Street, 22nd Floor
New York, New York 10281
Attention:	Matthew J. Murabito, Esq.
Fax:	(212) 945-0820
Email:	Matthew.Murabito@xlcatlin.com

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019-6099
Attention:	Sean M. Ewen
Fax:	(212) 728-9867
Email:	sewen@willkie.com

Section 6.02 Public Announcements; Confidentiality. The initial press release in respect of this Agreement and the Purchase shall be issued by the Company and in the form that was provided to the Buyer and the Seller prior to the date hereof. Other than with respect to the Schedule 13D amendment and Form 4 to be filed by the Seller and the Schedule 13D, Form 3 and Form 4 to be filed by the Buyer or its Affiliates, the Seller and the Buyer shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements or disclosures with respect to the Purchase, and shall not issue any such press release or make any such public statement or disclosure prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or as are consistent with the initial press release or any other public statements or disclosures made by the Seller or Buyer in accordance with this Section 6.02 or the Company.

Section 6.03 Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Purchase and the other transactions contemplated hereby are consummated.

Section 6.04 Assignment; Binding Agreement. Neither this Agreement nor any of the rights or obligations under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other party hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns; provided that the Indemnified Parties are express third-party beneficiaries of all of the Seller’s obligations under this Agreement, and the Indemnified Parties shall have the right to enforce the obligations of the Seller set forth herein as if the Indemnified Parties were “the Buyer” hereunder.

Section 6.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 6.06 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law. Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York or Federal Courts of the United States of America, in each case, located in the State of New York for any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, whether framed in contract, tort or otherwise, and further agrees that service of any process, summons, notice or document by U.S. mail to its respective address set forth in this Agreement shall be effective service of process for any Proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.07 Specific Performance.

(a) Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

(b) All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

Section 6.08 Amendments; Waivers. This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 6.09 Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the Purchase.

Section 6.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 6.11 Private Sale. It is the intention of the parties to this Agreement that the Purchase be a private sale of securities that is exempt from the registration and prospectus delivery requirements of the Securities Act, pursuant to satisfaction of the conditions for the so-called “Section 4 (1  1⁄2)” private resale exemption.

[Remainder of page intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

HUNT COMPANIES EQUITY HOLDINGS, LLC

By:	/s/ James P. Flynn
Name:	James P. Flynn
Title:	President/CIO

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

XL INVESTMENTS LTD

By XL Group Investments Ltd, its investment advisor

By:	/s/ Yun Zhuang
Name:	Yun Zhuang
Title:	Authorized Signatory

[Signature Page to Share Purchase Agreement]

SCHEDULE I

Equity Interests of the Company Owned of Record by the Seller and its Affiliates

(a) As of the date hereof:

Record Owner	Common Stock	Warrants		Other
		Number	Exercise Price
Seller	4,041,045	3,753,492	$13.11
XL Global, Inc.	10,230

(b) As of immediately following the Closing:

Record Owner	Common Stock	Warrants		Other
		Number	Exercise Price
Seller	3,330,550	0	N/A
XL Global, Inc.	10,230